EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For additional information, contact at 214-981-5000:
Leldon E. Echols, Executive Vice President & Chief Financial Officer
Matthew G. Moyer, Vice President – Investor Relations

CENTEX CORPORATION ANNOUNCES DISTRIBUTION RATIOS
FOR CENTEX CONSTRUCTION PRODUCTS SPIN-OFF

DALLAS – Jan. 15, 2004: Centex Corporation (NYSE:CTX) announced today it has set the distribution ratios for shares of Centex Construction Products, Inc. (NYSE:CXP) to be received by Centex stockholders in the tax-free spin-off of CXP by Centex.

     For each share of Centex stock owned on the record date, a Centex stockholder will receive approximately .044322 shares of CXP common stock and .149019 shares of CXP Class B common stock, for a total of approximately .193341 shares of CXP stock. No fractional shares of CXP common stock will be distributed, and stockholders who otherwise would receive fractional shares will instead receive a cash payment, which will be taxable.

     The record date for the distribution is January 14, 2004, and the distribution is scheduled to be completed on January 30, 2004.

     On January 8, 2004, CXP’s stockholders approved a proposal to reclassify the common stock of CXP into two classes – common stock and Class B common stock. The difference between the two classes is that Class B common stock carries with it the right to elect at least 85% of the CXP board of directors.

     After the distribution, CXP will change its name to Eagle Materials Inc. and its existing class of common stock will trade on the New York Stock Exchange under the symbol “EXP,” while its Class B common stock, which has been approved for listing on the New York Stock Exchange, will trade under the symbol “EXP.B.”

     CXP is a Dallas-based company that manufactures and distributes cement, gypsum wallboard, recycled paperboard and concrete and aggregates.

     Through its subsidiaries, Centex, a Fortune 250 company, ranks as one of the nation’s premier companies in the Home Building, Financial Services, Home Services and Construction Services industries.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Centex is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. With respect to any statements relating to the proposed spin-off of CXP, such statements are subject to the satisfaction of the conditions set forth in the definitive agreements entered into by Centex and CXP. With respect to any discussions of the expected performance and results of operations of Centex, risks and uncertainties include the following: general economic conditions and interest rates; the cyclical and seasonal nature of Centex’s businesses; adverse weather; changes in property taxes and energy costs; changes in federal income tax laws and federal mortgage financial programs; governmental regulations; changes in governmental and public policy; changes in economic conditions specific to any one or more of Centex’s markets and businesses; competition; availability of raw materials; and unexpected operations difficulties. These and other factors are described in Centex’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and its quarterly reports on Form 10-Q for the quarters ended June 30 and September 30, 2003, which are filed with the Securities and Exchange Commission.